Exhibit 10.2

CONFIDENTIAL

NON-CUSTODIAL STAKING SERVICES AGREEMENT

This Non-Custodial Staking Services Agreement is dated February 4, 2026 and made between (1) Twinstake Ltd, an exempted company incorporated in the Cayman Islands under company number 386248 and whose registered office is at c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (“Twinstake”), and (2) the entities listed in Appendix 1 (each, a “Customer”).

Twinstake and Customer may each be referred to individually as a “party” and collectively as the “parties”.

BACKGROUND

Twinstake has developed a non-custodial staking solution which allows users to delegate and stake their Digital Assets (as defined below) to earn rewards. Twinstake is willing to make the Platform available to the Customer, and perform the Services (each as defined below), in accordance with the terms of this Agreement.

AGREED TERMS

Twinstake and the Customer hereby agree as follows:

1.	DEFINITIONS

1.1	The following definitions in this clause apply to this Agreement:

“Additional Service Terms” means any additional terms communicated to the Customer by Twinstake in writing (including by email) from time-to-time.

“Affiliate” means, with respect to either party to this Agreement, any entity that is directly or indirectly Controlling, Controlled by or under common Control with that party.

“Agreement” means the clauses of this Non-Custodial Staking Services Agreement, the Service Fees Schedule and any Additional Service Terms, as amended from time to time;

“Accepted Custodian” means any Custodian which has not been notified to the Customer as being an entity that Twinstake or the Platform is unable to interact with for any reason;

“AUD” means the total Digital Assets under delegation to Twinstake by the Customer at such time; “Authorised Users” means the Customer’s employees and agents whom the Customer authorises to access or use the Services.

“Business Day” means a day other than a Saturday or Sunday and on which banks are open for ordinary banking business in the Cayman Islands.

“Category A Supported Network” means any Supported Network where the Network Protocol transfers the Customer Network Rewards directly to the Customer, and the Service Fees directly to Twinstake.

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“Category B Supported Network” means any Supported Network where the Network Protocol transfers the Network Rewards directly to the Customer and the Customer must transfer the Services Fees to Twinstake.

“Category C Supported Network” means any Supported Network where the Network Protocol retains the Customer Network Rewards and the Services Fees until these are released to and/or become claimable by the Customer.

“Confidential Information” means any information or data that is disclosed by one party to the other or obtained or received by a party as a result of performing its obligations under this Agreement that is designated by a party as being confidential, or which by its nature should be treated as confidential, including trade secrets and information of commercial value. For avoidance of doubt and without limiting the foregoing, Confidential Information shall include: (A) the terms of this Agreement, including without limitation, the Service Fees and pricing arrangements between the parties; (B) each party’s intellectual property and Intellectual Property Rights; (C) with respect to Twinstake as the disclosing party, the Platform, Services and any and all underlying and related information, materials or data; and (D) with respect to Customer, any and all information relating to its holdings of Digital Assets, the quantum or proportion of Digital Assets staked, and the staking of such Digital Assets, whether through Twinstake or otherwise to the extent not already public. Confidential Information shall exclude any information or data which: (i) is public knowledge or subsequently becomes public knowledge other than through a breach of this Agreement; or (ii) is already known to the other party or in the other party’s possession at the time of disclosure or subsequently comes lawfully into the other party’s possession from a third party without restriction; or (iii) which is independently developed by a party without use of or reference to the Confidential Information of the other party.

“Control” (and “Controlling” and “Controlled” shall be construed accordingly) means: (A) the ownership of more than fifty per cent (50%) of the voting shares of a party or any party that owns directly or indirectly fifty per cent (50%) or more of the voting shares in that party; (B) the right or power, directly or indirectly, to elect or remove directors of a party; or (C) the right or power to control the management of a party.

“Custodian” means the relevant third party appointed by the Customer to custody the Customer’s Digital Assets which it wishes to stake via the Services.

“Customer Data” means any data, inputs, information or material: (A) provided by or on behalf of Customer to Twinstake in connection with the Services; or (B) uploaded to the Platform by or on behalf of Customer.

“Customer Network Rewards” means Network Rewards net of Service Fees .

“Digital Asset” means any digital currency, cryptocurrency, decentralised application token, protocol token, smart contract, stablecoin, cryptoasset and other cryptofinance and digital assets and instruments.

“Effective Date” means the earlier of: (A) the date on which the Customer utilises the Services or otherwise delegates Digital Assets to the Platform; or (B) the date this Agreement is accepted by the Customer on the Platform or otherwise.

“Export Restrictions” means all applicable sanctions, and export control laws and regulations, of any jurisdiction.

“Force Majeure Event” has the meaning given to it in clause 13.

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“Insolvency Event” means the occurrence of any of the following events in respect of a party: (A) it becomes unable or is deemed to be unable to pay its debts; (B) it proposes or makes any arrangement or composition with or assignment or moratorium for the benefit of its creditors generally or any class of creditors; (C) it passes a resolution or takes or is subject to any other step (including any court application or order) with a view to its winding up or dissolution (otherwise than for the purpose of solvent reconstruction or amalgamation), or the appointment in respect of it or any of its assets of a trustee, supervisor, administrative or other receiver, administrator, provisional liquidator, liquidator, including the appointment of a manager ad interim; (D) it suffers a third party taking possession over all or a part of its assets; or if any event, circumstance or procedure analogous to those in (A) to (D) above (as appropriate) occurs in any other jurisdiction.

“Intellectual Property Rights” means patents, trade marks, rights (registered or unregistered) in any designs, applications for any of the foregoing, trade or business names, copyright (including rights in computer software) and topography rights, know-how, processes, names of intermediaries and other customers, suppliers and third parties, and other proprietary knowledge and information, internet domain names, rights protecting goodwill and reputation, database rights (including rights of extraction) and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

“Law” means any treaty, legislation, statute, directive, regulation, judgment, decision, decree, order, instrument, by-law, or any other law of, or having effect in, any jurisdiction, including Export Restrictions.

“Losses” means all losses, liabilities, damages, costs, expenses (including reasonable legal fees) and charges arising from or in connection with: (A) any act or omission of a party under this Agreement; and/or (B) any third party actions, proceedings, claims, allegations or demands.

“Missed Network Rewards” has the meaning given to it in clause 3.8.

“Missed Network Rewards and Slashing Penalties Cap” has the meaning given to it in clause 3.8.

“Network” means a distributed ledger, blockchain or database recording transactions in a Digital Asset.

“Network Participation” means exercising the rights or powers attached to any Digital Asset to participate in a Supported Network in accordance with the Network Protocol (which may include staking, validating, generating or approving blocks of transactions to be added to a particular Network) to generate Network Rewards.

“Network Protocol” means the rules governing the inclusion of transactions in and the determination of the prevailing version of a Network (or of a layer-2 protocol built on a Network).

“Network Rewards” means any Digital Asset native to or recognised by the Supported Network that the Customer’s Digital Assets earn as a result of the Customer’s delegation of Digital Assets to the Platform, including rewards earned by the Customer’s end users and delegators.

“Network Rewards Commission” means, in respect of each Supported Network, the percentage of the Network Rewards payable on chain as set by Twinstake for the given validator .

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“Platform” means the system and/or interface through which the Services are provided to the Customer and includes, without limitation, all ideas, concepts, inventions, systems, platforms, nodes, clusters, software, smart contracts (such as the batch deposit contract), interfaces, tools, utilities, templates, forms, techniques, methods, processes, algorithms, know-how, Intellectual Property Rights, trade secrets and other technologies, implementations and information that are proprietary to or used by Twinstake in connection with providing the Services or as otherwise related to its business.

“Representatives” means a party’s Affiliates, agents, consultants, contractors, employees and sub-contractors and their employees, agents, consultants, contractors and sub-contractors.

“Sanctions” has the meaning set out in clause 6.2(A).

“Self-Hosted Wallet” has the meaning set out in clause 3.3.

“Services” means access to the Platform hosted by Twinstake and made available to the Customer for the purpose of Network Participation, and the provision of nodes to which the Customer can delegate Digital Assets. The Service includes support for eligible changes, improvements, extensions or other new versions thereof that are developed by the Supported Network and made available to the Customer in Twinstake’s sole discretion.

“Service Default” means the occurrence of one of the following events resulting in an impact to the Services: (A) Twinstake’s infrastructure fails to switch from one region to another region due to a region-based outage; (B) Twinstake’s infrastructure fails to switch from one cloud provider to another cloud provider due to a cloud provider-based outage and (C) single, isolated faults in configurations of the validators operated by Twinstake causing the validators to fail to perform block production duties (but excluding recurring bugs or issues that regularly arise in the Network); (D) double-signing occurring in relation to a Supported Network; and (E) Twinstake’s breach of clauses 6.3(c-e).

“Service Fees” means the fees payable or attributable, to Twinstake for the Services, as set out in Service Fee Schedule.

“Service Fees Schedule” means the attached schedule of fees agreed between the parties in writing from time-to-time and as updated by Twinstake pursuant to clause 7.4.

“Slashing Penalties” means the penalties levied on validators by a Network Protocol for slashing events.

“Supported Network” means any Network that is supported by Twinstake, as determined by Twinstake in its sole discretion from time-to-time;

“Taxes” has the meaning set out in clause 7.6.

2.	TERM

1.1	Term. This Agreement shall commence on the Effective Date and shall continue in force thereafter, unless terminated earlier in accordance with clause 9 (Termination) or by Law.

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3.	SERVICES

3.1	Services. Subject to the terms and conditions of this Agreement, including without limitation clause 3.7, Twinstake will provide the Services. Twinstake reserves the right to modify the Services (in whole or in part) at any time, provided that, during the term of this Agreement, Twinstake will not materially reduce the overall functionality of the Services without providing prior written notice to the Customer, and as practicable, without Customer’s agreement in writing to such reduction in Services. Notwithstanding the foregoing, Twinstake reserves the right to discontinue support for (or abandon plans to begin supporting) any Network, as determined in its sole discretion, provided that Twinstake will take commercially reasonable efforts to provide as much prior written notice to the Customer as is practicable under the circumstances. Twinstake may provide the Services, or portions thereof, directly, or indirectly through one or more of its Affiliates or by using contractors or other third-party vendors, provided that Twinstake shall remain liable for the performance of such Affiliates, third-party contractors or vendors.

3.2	Availability and Technical Support. During the term of this Agreement, Twinstake will (a) use commercially reasonable efforts to make the Services available 24 hours a day, 7 days a week except for emergency maintenance and scheduled maintenance windows, (b) maintain commercially reasonable measures intended to avoid unplanned Services interruptions; and (c) use commercially reasonable efforts to notify the Customer in writing in advance of planned maintenance. Twinstake shall use commercially reasonable efforts to schedule any maintenance windows between 12:00 AM EST and 5:00 AM EST. Twinstake will provide the Customer with access to a helpdesk which shall be available 24 hours a day, 7 days per week. Twinstake’s helpdesk shall respond (i) within two hours of the Customer notifying Twinstake, its Affiliates or its Representatives (as applicable) of any service outage and (ii) in all instances other than a service outage, four hours of the Customer notifying Twinstake, its Affiliates or its Representatives (as applicable) regarding its need for technical support to address any technical issues which the Customer may have in connection with the Services. Any technical support services provided under this Agreement are provided “as is” and Twinstake and its Affiliates disclaim all warranties and representations in connection with such technical support services. Twinstake (and its Affiliates and Representatives) shall not be liable for any Losses arising out of or in connection with any technical support services provided under this Agreement.

3.3	Approved Custody Solutions. The Customer acknowledges and agrees that the Services are non-custodial and at no time will Twinstake or any of its Affiliates provide custody services in respect of the Customer’s Digital Assets on the Platform. Accordingly, in order to use the Services the Customer must either: (A) custody the relevant Digital Assets with an Accepted Custodian; or (B) custody the relevant Digital Assets within the Customer’s own infrastructure, including by utilising a self-custody software solution which is approved by Twinstake and integrated into the Platform (each a “Self Hosted Wallet”), as may be notified to the Customer by Twinstake from time to time.

3.4	Communications with Custodian. The Customer agrees that Twinstake shall be entitled to communicate with the Custodian and any Self-Hosted Wallet as necessary to perform the Services, including sharing the Customer’s Confidential Information and Customer Data where necessary to perform the Services.

3.5	Liability for Custodian or Self-Hosted Wallet. The Customer acknowledges that each Accepted Custodian is a third party, and the Self-Hosted Wallets are not operated by Twinstake, and in neither case have their services been endorsed or otherwise recommended by or controlled by Twinstake. Any integration of a Custodian or a Self- Hosted Wallet into the Platform or with the Services shall not be considered an endorsement or recommendation of the same. The Customer shall have a direct contractual relationship with each Accepted Custodian and any provider of any Self-Hosted Wallet and therefore any losses, costs, liabilities or expenses incurred by the Customer as a result of the acts, omissions or operation of the Custodians or any Self-Hosted Wallet shall not be actionable and recoverable under the terms of this Agreement. The Customer therefore agrees that Twinstake (and its Affiliates and Representatives) shall have no liability for the acts, omissions or operation of any Custodian or any Self-Hosted Wallet.

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3.6	Withdrawal and Unbonding. Digital Assets which the Customer wishes to withdraw from delegation under this Agreement may be subject to unbonding periods imposed by the Supported Network or its Network Protocol. Such delegated Digital Assets and their associated Customer Network Rewards may be unavailable to the Customer during any such unbonding periods and may be subject to other restrictions imposed by the Supported Network or its Network Protocol. Twinstake (and its Affiliates and Representatives) shall not be liable for any Losses arising out of or in connection with such unbonding described in this clause 3.6.

3.7	Limitations. Under no circumstances shall Twinstake be responsible or liable for any failure in the Services or Platform resulting from, caused by or attributable to: (A) the Customer’s delay in or failure to take any actions upon which Twinstake’s performance is dependent; (B) the Customer’s failure to use the Services in accordance with Twinstake’s specified requirements, including without limitation any Additional Service Terms; (C) the Customer’s failure to act in accordance with the Network Protocol; (D) failures, outages, unsupported material operating changes or other disruptions in any Network, Network Protocol, Supported Network, telecommunications or other network, software, hardware, service, equipment or other system or service provider, in each case, that are not within Twinstake’s reasonable control; (E) the Customer’s products or services, or the Customer’s (or its Authorised Users or Representatives’) gross negligence, wilful misconduct, or unauthorised acts or omissions; (F) any Force Majeure Event or other cause beyond Twinstake’s reasonable control; (G) unauthorised access, breach of firewalls or other hacking by third parties; provided, however, that such limitation of liability as provided for under this Section 3.7 shall not apply to the extent any such occurrence listed in sub clauses (A) through (G) of this Section 3.7 is caused by Twinstake’s gross negligence, wilful misconduct , intentional violation of Law or Twinstake’s failure to comply with its representations and warranties set forth in clauses 6.3(C)-(E); or (H) except as otherwise set out in clause 3.8.

3.8	Outages and Failures of the Services. Subject to the limitations set forth in this Agreement, Twinstake’s sole responsibility and liability for the Customer’s Missed Network Rewards and Slashing Penalties shall be as set forth in this clause 3.8. To the extent a Service Default occurs that disrupts the Services, Twinstake shall, subject always to the Missed Network Rewards and Slashing Penalties Cap, reimburse the Customer for:

(A)	any Customer Network Rewards that the Customer missed as a direct result of, and during the occurrence of, such Service Default, provided that the Customer can demonstrate to Twinstake based on reasonable evidence, that the Customer’s Digital Assets would have earned such Customer Network Rewards but for the occurrence of such Service Default (“Missed Network Rewards”); and

(B)	any Slashing Penalties affecting the Customer’s Digital Assets as a direct result of a Service Default,

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Unless due to Twinstake’s own gross negligence, fraud, or wilful misconduct with regards to Slashing Penalties, Twinstake’s (and its Affiliates’) maximum aggregate liability for Missed Network Rewards and Slashing Penalties shall be subject and limited to the liability cap detailed in clause 8.6 (the “Missed Network Rewards and Slashing Penalties Cap”). In order to be eligible to receive a Missed Network Rewards and/or and Slashing Penalties reimbursement, the Customer must provide a written reimbursement request to Twinstake within a hundred and eighty (180) days following the date of the alleged Service Default.

3.9	Reporting. Twinstake shall make available to the Customer monthly reports detailing any validator downtime resulting from Service Defaults. Twinstake shall use reasonable endeavours to provide such monthly report within five (5) days after the end of the month.

3.10	Separate and Distinct Entities (or portfolios). Each of Twinstake and the entities named in Appendix 1 acknowledges and agrees that this Agreement is intended to be a series of separate legal agreements in regards to each of the respective entities named in Appendix 1 as if each Customer had executed and delivered to Twinstake a separate legal agreement naming only itself and Twinstake, and that no Customer shall have any liability under this Agreement for the obligations of any other Customer. The separate agreements are documented as one agreement for the sake of administrative convenience.

3.11	Without limiting the generality of the foregoing, with respect of any such amounts owed or liabilities incurred, to or against any assets of any person or entity in no event shall Twinstake or any of its Affiliates have recourse, whether by set-off or otherwise, (including, without limitation, any person or entity whose account is under the management of the investment managers of the Customer) other than the assets of the relevant Customer.).

4.	CUSTOMER OBLIGATIONS

4.1	General. The Customer shall only use the Services and Platform in accordance with the Network Protocol and any reasonable instructions provided by Twinstake and otherwise in accordance with the terms of this Agreement.

4.2	KYC/AML. The Customer shall provide information in connection with the Customer reasonably required by Twinstake to comply with any “Know Your Client” and/or “Anti- Money Laundering” checks which Twinstake or its Affiliates imposes from time-to-time, which shall be true and accurate in all respects, and agrees that Twinstake may withhold or suspend the provision of the Services at any time in order to ensure compliance with this clause, in its reasonable discretion and the Customer shall be required to withdraw its Digital Assets from the Services upon request by Twinstake.

4.3	Restrictions. The Customer shall not, and shall not attempt to, use the Services or Platform: (A) in any way that is not compliant with, or breaches, any Laws; (B) to engage in any fraudulent activity or further any fraudulent purpose; (C) to attempt to gain unauthorised access to Twinstake’s or its Affiliates’ systems or networks; or (D) allow or assist any third party to do, or attempt to do, any of the foregoing.

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4.4	Customer Validator Infrastructure. The Customer may request that it transfers its existing validator infrastructure to Twinstake along with the operating keys and Twinstake shall confirm whether or not it will accept such a transfer. In order to effect the transfer of the Customer’s existing validator infrastructure, the Customer shall notify Twinstake that the validators have been turned off and shall provide the operating keys to Twinstake who shall switch on and launch the validators (the “Twinstake Launch Event”). Twinstake shall not have any liability for any Service Defaults occurring prior to the Twinstake Launch Event and the Customer shall remain be fully liable for any Service Defaults occurring as a result of the Customer’s use of the operating keys following the Twinstake Launch Event. The Customer shall retain all withdrawal keys and Twinstake will not take custody of any Customer Digital Assets.

5.	PROPRIETARY RIGHTS.

5.1	Limited License and Access. Subject to the terms and conditions of this Agreement, and contingent upon the Customer’s compliance with any applicable Additional Terms, Twinstake hereby grants to the Customer during the term of this Agreement, a non-exclusive, non-transferable, revocable, limited licence to access and use the Platform in connection with the Services solely for the Customer’s internal business purposes and as explicitly authorised herein. The Customer shall be responsible for the acts and omissions of its Authorised Users, Representatives, end users and any other person or entity who access or uses the Services on the Customer’s behalf, regardless of whether such access or use is authorised or unauthorised, as if such acts and omissions were the Customer’s own.

5.2	No Other Licenses. Except for the rights and licenses expressly granted to the Customer under this Agreement, no other license is granted, no other use is permitted and Twinstake (and its licensors and Affiliates) retains all right, title and interest (including without limitation all Intellectual Property Rights) in and to the Platform and the Services, Twinstake’s Confidential Information and any other materials provided by or on behalf of Twinstake hereunder. Except as is necessary in connection with providing the Services or as it pertains to any other rights and licenses expressly granted to Twinstake hereunder, no other license is granted and no other use is permitted and except as otherwise set forth in this Agreement, the Customer (and its licensors) retains all right, title and interest (including without limitation all Intellectual Property Rights) in and to the Customer Data and the Customer’s Confidential Information.

5.3	Restrictions on Use. Except as expressly permitted in this Agreement, the Customer shall not, directly or indirectly: (A) use any of Twinstake’s Confidential Information to create any service, software, product, platform, documentation or data that is similar to, in whole or in part, any aspect of the services or products offered by Twinstake, including without limitation, the Platform or Services, provided that the foregoing does not prohibit independent development of similar functionality by the Customer without any use of or reference to any of Twinstake’s Confidential Information; (B) disassemble, decompile, reverse engineer or use any other means to attempt to discover any source code of Twinstake’s Confidential Information, or the underlying ideas, file formats, algorithms or trade secrets therein; (C) encumber, sublicense, transfer, rent, lease, time-share or use the Services, Platform or other of Twinstake’s Confidential Information in any service bureau arrangement or otherwise for the benefit of any third party; (D) copy, distribute, manufacture, adapt, create derivative works of, translate, localise, port or otherwise modify any aspect of the Platform or Services; (E) use or allow the transmission, transfer, export, re-export or other transfer of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any Export Restrictions or other laws and regulations of any other relevant jurisdiction; (F) introduce into the Platform or Services any malicious code, computer virus or any other similar harmful, malicious or hidden programs or data; (G) remove or modify any proprietary markings or restrictive legends placed on the Platform; or (H) authorise or knowingly permit any third party to engage in any of the foregoing acts.

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5.4	Customer Data; Analytics and Aggregate Data. The Customer expressly acknowledges and agrees that Twinstake may collect and retain information on or about the use, contents and performance of the Platform or otherwise related to the Services and hereby grants to Twinstake a non-exclusive, perpetual, royalty free, fully paid-up, limited license to use the Customer Data to the extent required to provide the Services and to collect, retain and use such Customer Data without payment or restriction; provided that, to the extent such Customer Data constitutes Customer Confidential Information, such use will be in a an aggregated form such that it will not enable identification of the Customer, its Affiliates, Representatives or any of the Customer’s end users.

5.5	Feedback. With respect to any feedback the Customer provides to Twinstake concerning the functionality and performance of the Services (including identifying potential errors and improvements), the Customer hereby grants to Twinstake a nonexclusive, worldwide, perpetual, fully paid-up, royalty free, and freely assignable and transferable license to use the feedback for any purpose without payment or restriction.

6.	WARRANTIES,REPRESENTATIONS AND UNDERTAKINGS

6.1	Mutual Warranties and Representations. Each party warrants and represents that: (A) it has full power and authority, and has obtained all approvals, permissions and consents necessary, to enter into this Agreement and to perform its obligations hereunder; (B) this Agreement is legally binding upon it and enforceable in accordance with its terms; and (C) the execution, delivery and performance of this Agreement does not and will not conflict with any agreement, instrument, judgment or understanding, oral or written, to which it is a party or by which it may be bound.

6.2	Customer Warranties, Representations and Undertakings.

The Customer warrants and represents that:

(A)	it is not (and, if the Customer is an entity, the Customer’s Representatives are not) the subject or target of national government financial and economic sanctions or trade embargoes or otherwise identified on a list of prohibited, sanctioned, debarred, or denied parties, including those imposed, administered or enforced from time to time by the U.S. government, or any other governmental entity imposing economic sanctions and trade embargoes (collectively, “Sanctions”);

(B)	all information provided by it to Twinstake under this Agreement (including, for the avoidance of doubt, under clause 4.2) was, at the time of being provided, true and accurate in all respects, and where such information becomes materially misleading or false at a later date, the Customer will exercise best efforts to update such information as soon as reasonably practicable;

(C)	it is currently complying with and shall materially comply with all applicable Law, including without limitation, all applicable Laws pertaining to Sanctions;

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The Customer undertakes that:

(D)	it will (and will cause its Authorised Users, Representatives and end users to) use the Services and Platform in compliance with: (i) this Agreement, and the Network Protocol, and any other Twinstake requirements or standard policies notified by Twinstake to the Customer in writing and agreed to by Customer; (ii) to the extent applicable, any and all requirements and standards set forth by the Network Protocol for the Supported Network(s); and (iii) all applicable Laws;

(E)	it will not, in connection with the Services, contract with or otherwise do business with any individual, company, organization or other entity, or with, in or involving any country or territory (including North Korea, Cuba, Iran, Sudan, Syria, and Crimea), that is the subject or target of any Sanctions;

(F)	it shall promptly notify Twinstake if it (or any of its Representatives): (i) becomes the target of any Sanctions; (ii) is or becomes located, organised, or is resident in a country or territory that is, or whose government is, the target of Sanctions; or (iii) becomes aware that its Authorised Users or end users, or any transaction connected to the Services, is or becomes the target of any investigation by any governmental authority, including reasonable details thereof.

6.3	Twinstake Representations and Warranties. Twinstake represents and warrants to the Customer that: (A) it will perform its obligations under this Agreement in a manner that materially complies with all Laws applicable to Twinstake, including without limitation, all applicable Laws pertaining to Sanctions; (B) to the knowledge of Twinstake, the Services and Platform do not and shall not infringe any Intellectual Property Rights of any third party; (C) it has policies and procedures reasonably designed to prevent and respond to cybersecurity attacks and data security breaches; (D) it will maintain an information security program reasonably designed to safeguard Customer Data; (E) it shall promptly notify Customer of any cybersecurity event or data security breach which may affect Customer or Customer’s service providers under this Agreement; (F) it will not, in connection with the Services, contract with or otherwise do business with any individual, company, organization or other entity, or with, in or involving any country or territory (including North Korea, Cuba, Iran, Sudan, Syria, and Crimea), that is the subject or target of any Sanctions; and (G) it shall promptly notify Customer if it (or any of its Representatives): (i) becomes the target of any Sanctions or investigation, including reasonable details thereof; or (ii) is or becomes located, organised, or is resident in a country or territory that is, or whose government is, the target of Sanctions.

6.4	Disclaimer of Warranties. The Customer acknowledges and agrees that: (A) the Services and Platform have not been developed to meet the Customer’s individual requirements and are provided “as is”; (B) the Customer’s (its Affiliates’, Authorised Users’ and Representatives’) use of the Services and Platform will not be uninterrupted or error-free; (C) unless due to Twinstake’s own gross negligence, fraud, or wilful misconduct, any errors or disruptions in or to the Services and Platform shall not constitute a breach of this Agreement by Twinstake; and (D) unless specifically set out in this Agreement, and to the extent permitted by Law, Twinstake makes no warranties or representations (express or implied) in respect of the Services and Platform, including without limitation, any warranties or representations in respect of the merchantability, satisfactory quality, fitness for a particular purpose, correctness, use of reasonable skill and care, accuracy, non-infringement, completeness, security, reliability or performance of the Services or Platform or any other matter related to this Agreement. To the extent that a party may not as a matter of applicable Law disclaim any warranty, the scope and duration of such warranty shall be the minimum permitted under such Law.

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6.5	Services Disclaimer. The Customer acknowledges and agrees that factors beyond Twinstake’s reasonable control, including without limitation any Force Majeure Event, changes in Laws or regulations, or the Customer’s failure to use the Services and Platform in accordance with Twinstake’s reasonable instructions (including without limitation this Agreement and any Additional Service Terms) may interfere with the Services, including without limitation the Customer’s earning of Customer Network Rewards. Twinstake hereby disclaims (for itself, its Affiliates, Representatives, licensors and its suppliers) all responsibility for any Losses, resulting from any act or omission other than the Service Defaults, as set forth in clause 3.8, and other than any act or omission in relation to the Services that, by itself, or in combination with other acts or omissions constitutes Twinstake’s fraud, gross negligence, or wilful misconduct. Except as expressly provided herein, Twinstake is not responsible for any Digital Assets, tokens,, rewards, keys, wallets or other assets that Customer stakes, stores, transfers, receives, accesses, loses, misplaces or otherwise uses or misuses in connection with or related to the Customer’s use of the Services. The Customer acknowledges and agrees that: (A) Customer Network Rewards are not guaranteed and that the Customer may not receive any Customer Network Rewards in connection with the Services; (B) the risk of loss in Digital Assets, including without limitation, Network Participation, staking, storing, or transferring Digital Assets, can be substantial; (D) termination date of this Agreement might be dependent on any unbonding period set by the Network Protocol; (E) Twinstake does not make any recommendation about or otherwise endorse any particular Digital Asset; and (F) it should not use the Services if it does not understand and accept these risks.

6.6	Cybersecurity. Twinstake shall take commercially reasonable steps in accordance with industry standards to minimise the risk of any cybersecurity attack on the Platform. In addition, Twinstake will notify the Customer of, and provide details of, any cybersecurity attack it becomes aware of as soon as reasonably practicable.

7.	FEES AND INVOICING

7.1	Service Fees. The Customer agrees that in consideration for the provision of the Services, Twinstake shall, in respect of any:

(A)	Category A Supported Network, directly receive the Network Reward Commission from the Network Protocol;

(B)	Category B Supported Network, be entitled to, and the Customer agrees to pay to Twinstake in accordance with this Agreement ; and

(C)	Category C Supported Network, be entitled to, and the Customer agrees to claim and, to pay to Twinstake in accordance with this Agreement, the Network Reward Commission.

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7.2	Unless otherwise agreed between the parties in writing, any Service Fees owed to Twinstake pursuant to clause 7.1(B) and clause 7.1 (C) shall be payable:

(A)	in the native Digital Asset of the relevant Supported Network; and

(B)	in the case of clause 7.1(B), within thirty (30) days of the date of the relevant invoice;

(C)	in the case of clause 7.1(C), within thirty (30) days of the date of the relevant invoice or, if later, the date on which the Network Reward Commission becomes claimable by the Customer; and

Twinstake shall notify the Customer if an invoice remains unpaid for more than thirty (30) days past the date in which it is due and provide the Customer an opportunity to cure such unpaid invoices within thirty (30) days after such notification is made (“Invoice Cure Period”).

7.3	Pricing. Twinstake reserves the right to change the Service Fees Schedule to institute new charges and fees: (A) where required by the Supported Network or Network Protocol; (B) where new Supported Networks are added by Twinstake into the Platform which are not covered under the Services Fees Schedule; and/or (C) for any other reason, provided that should it change its fees it will provide the Customer with ninety (90) days’ prior written notice to the Customer (which may be sent by email) and the Customer shall have the right to terminate the Agreement immediately without penalty if it objects to any changes to the Service Fees Schedule, subject to clause 10.

7.4	Billing. If Customer believes that Twinstake has billed the Customer incorrectly, the Customer must notify Twinstake in writing no later than thirty (30) days after the Customer’s receipt of the relevant invoice; otherwise the amount invoiced shall be conclusively deemed correct by the parties. Except as otherwise stated in this Agreement, all fees paid are non-refundable and not subject to set-off.

7.5	Taxes. All amounts payable under this Agreement are exclusive of sales and use taxes, value added taxes, and all other taxes, and duties the costs of which (other than taxes based on Twinstake’s net income, which shall be paid by Twinstake) shall be the Customer’s responsibility. The Customer shall be solely responsible for the payment of any and all taxes, penalties, duties, and interest (together, “Taxes”): (A) applicable to the Customer Network Rewards and other amounts receivable or received by the Customer (and/or, if applicable, it Affiliates, Representatives or Authorised Users) in connection with this Agreement; and (B) all other Taxes which may apply to the Customer (and/or, if applicable, it Affiliates, Representatives or Authorised Users) resulting from or related to the transactions contemplated under this Agreement. The Customer shall indemnify and hold harmless Twinstake and its Affiliates in respect of all Taxes levied by any governmental authority on Twinstake or any of its Affiliates related to any Customer Network Rewards or other amounts receivable or received by the Customer (and/or, if applicable, it Affiliates, Representatives or Authorised Users) in connection with this Agreement. Twinstake shall indemnify and hold harmless the Customer and its Affiliates in respect of all Taxes levied by any governmental authority on the Customer or any of its Affiliates related to any Network Rewards Commission or other amounts receivable or received by Twinstake (and/or, if applicable, it Affiliates, Representatives or Authorised Users) in connection with this Agreement.

7.6	Payment Failure. The Customer’s failure to comply with clause 7.2 shall be considered a material breach of this Agreement.

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8.	LIABILITY

8.1	Customer Indemnity. The Customer agrees to indemnify Twinstake, its Affiliates and their Representatives against any and all Losses arising out of or related to: (A) any breach by the Customer of: (i) any representation or warranty made by Customer under this Agreement, including without limitation, clause 6 (Warranties and Representations) or (ii) clause 5 (Proprietary Rights); (B) any breach by the Customer, its Affiliates, Authorised Users and/or Representatives of any applicable Law in its or their performance of any obligations under this Agreement; and/or (C) any claim or action brought by a third party arising out of or related to the Customer’s, its Affiliates’, Authorised Users’ and/or Representatives’: (i) breach of the terms of this Agreement; (ii) unauthorised or improper use of the Services or Platform; or (iii) gross negligence or wilful misconduct (except to the extent caused by Twinstake’s breach of the terms of this Agreement). Customer shall pay any damages finally awarded against Twinstake by a court of competent jurisdiction or as agreed to in a settlement.

8.2	Twinstake Indemnity. Twinstake agrees to indemnify Customer, its Affiliates and their Representatives against any and all Losses arising out of or related to: (A) any third-party claim against the Customer alleging that the Services and/or Platform infringe or misappropriate any Intellectual Property Rights of any third party (“Claim”) and (B) Claim arising out of or related to Twinstake’s, its Affiliates’, and/or Representatives’: (i) breach of the terms of this Agreement; or (ii) gross negligence , wilful misconduct or fraud (except to the extent caused by Customer’s breach of the terms of this Agreement). Twinstake shall not settle any such Claim without the prior written consent of Customer (which consent shall be granted or withheld, conditioned or delayed in Customer’s sole discretion), effect any settlement of any pending or threatened Claim unless (i) such settlement includes an unconditional release of Customer and, to the extent applicable, its Affiliates and Representatives in form and substance satisfactory to Customer from all liability on the claims that are the subject matter of such Claim and (ii) such settlement does not include any statement as to or any admission of fault or culpability by or on behalf of Customer and its Affiliates and Representatives. Twinstake shall pay any damages finally awarded against the Customer by a court of competent jurisdiction or as agreed to in a settlement. Twinstake’s obligations under this clause do not apply with respect to any Claim based upon or related to: (A) use of the Services or Platform in an application or environment not explicitly authorised in writing by Twinstake or on a platform other than the Platform or with devices or Digital Assets for which Twinstake has not agreed in writing; (B) any unauthorised use, reproduction or distribution of the Services and/or Platform; (C) infringement or violation of Intellectual Property Rights caused by or based on the Supported Network, or Network Protocol; (D) modifications, alterations, combinations or enhancements of the Platform or Services not created or authorised in writing by Twinstake; (E) any failure to perform the Services arising from the implementation of the Customer’s requirements or on the accuracy of Customer Data; (F) any infringing activity, or the continuation of allegedly infringing activity, by the Customer (including Customer’s Affiliates, Representatives, or Authorised Users ) after being notified thereof or the continuing use of any prior version after being provided with modifications that would have avoided the alleged infringement; or (G) any Intellectual Property Right in which the Customer or any of its Affiliates, directly or indirectly, has an interest. If any Claim arises, or Twinstake believes (acting reasonably) that a Claim may arise, Twinstake may, at its sole option and expense: (a) replace or modify the affected component to make it non-infringing; (b) procure a licence for Customer’s continued use of the affected component; or if (a) and (b) are not commercially viable (as determined by Twinstake in its sole discretion) terminate this Agreement. The foregoing states the entire liability of Twinstake (and its Affiliates and Representatives), and the Customer’s exclusive remedy, with respect to any actual or alleged violation of Intellectual Property Rights by the Services or Platform, any part thereof or its use or operation.

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8.3	Indemnity Procedure. Any claim for indemnification under this clause 8 requires that: (A) the indemnified party provide: (i) prompt written notice of the claim provided that the failure to provide such notice shall not relieve the indemnifying party of its obligations under this clause 8 (except to the extent that such failure materially prejudices the indemnifying party’s defence of such claim); and (ii) reasonable cooperation, information, and assistance in connection therewith; and (B) the indemnifying party shall have sole control and authority to defend or settle such claim. The indemnifying party shall not make any settlement that binds or requires a materially adverse act or admission by the indemnified party without the indemnified party’s written consent (such consent not to be unreasonably delayed, conditioned or withheld).

8.4	Exclusion of Liability. Nothing in this Agreement shall operate to limit or exclude either party’s liability for any of the following: (A) death or personal injury caused by negligence; (B) fraud or fraudulent misrepresentation; or (C) any other liability that cannot be excluded or limited by Law.

8.5	Exclusion of Damages. Subject to clause 8.4, in no event will either party or its Affiliates be liable (whether in contract, tort (including negligence), for breach of statutory duty, or otherwise) under or in connection with this Agreement for any: (A) loss or inaccuracy of data, loss or interruption of use, or cost of procuring substitute technology, goods or services; (B) indirect, incidental, special, punitive or consequential loss, including but not limited to, loss of profits or revenue, or loss of Customer Network Rewards, in each case even if such party has been advised as to the possibility of such damages; and (C) in the case of Twinstake, for the acts or omissions of any Custodian, or the operation of any Self- Hosted Wallet used by the Customer.

8.6	Limitation of Liability. Subject to clauses 3.7, 3.8, 8.4 and 8.5, in no event will either party’s (or any of their Affiliates’ and Representatives’) total and cumulative liability under or in connection with this Agreement exceed the total Service Fees paid by the Customer to Twinstake in the twelve (12) months preceding the date of the first event (or series of connected events) giving rise to liability under this Agreement.

8.7	Limited Recourse. Twinstake acknowledges and agrees that: (i) each Customer entering into this Agreement does so in its own capacity, with liabilities and obligations arising from this Agreement being attributable solely to the assets and operations of each such Customer (ii) any amounts owed or liabilities incurred by any one Customer under this Agreement may only be satisfied solely from the assets of such Customer, without recourse to the assets of other entities or arrangements that Twinstake may have a relationship with; (iii) without limiting the generality of the foregoing, with respect to any such amounts owed or liabilities incurred by any one Customer, in no event shall Twinstake or any of its affiliates have recourse, whether by set-off or otherwise, to or against any of the assets other than those of the specific Customer involved in the Agreement; (iv) if the assets of a Customer are insufficient to meet that Customer’s obligations to Twinstake or Twinstake’s claim, Twinstake shall have no claim or recourse against any other Customer in respect to any amount which is or remains unsatisfied after the application of the net proceeds of realization of the assets of the relevant Customer, and any remaining obligation to pay any further unsatisfied amounts shall be extinguished and Twinstake shall not have any further right of payment in respect thereof or be entitled to take any further steps against the assets of that Customer to recover any sums due but still unpaid after such application; and (v) for the avoidance of doubt, no event of default, termination event or similar event or condition (as applicable) under one agreement between Twinstake and a Customer (an “Other Customer Agreement”), solely by reason of its constituting an event of default, termination event or similar event or condition (as applicable) under such Other Customer Agreement, will constitute an event of default, termination event or similar event or condition with respect to this Agreement, and vice versa. Furthermore, any netting and set-off provisions incorporated in this Agreement (if applicable) will apply solely to this Agreement, and there shall be no netting or set-off between any Other Customer Agreements, and vice versa.

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9.	TERMINATION

9.1	Twinstake Termination for Convenience. This Agreement may be terminated by Twinstake for any reason giving at least ninety (90) days’ prior written notice to the Customer.

9.2	Customer Termination for Convenience. Where the Customer has no Digital Assets delegated to the Platform, the Customer shall have the right to terminate this Agreement with immediate effect for any reason by giving written notice to Twinstake.

9.3	Termination for Cause. This Agreement may be terminated by:

(A)	either party at any time on written notice to the other party (such termination to be effective upon deemed receipt of that notice in accordance with clause 14.10) in case of the following:

(1)	if the other party is in material breach of any of the terms of this Agreement and either that breach is incapable of remedy, or the other party fails to remedy that breach within fifteen (15) days after receiving written notice requiring that other party to remedy that breach;

(2)	where required by Law or any regulatory body;

(3)	where the other party is subject to an Insolvency Event; or

(4)	the continued association with the other party or any of the other party’s Affiliates may have an adverse impact on the party’s reputation or that of its Affiliates.

(B)	Twinstake at any time on written notice to the Customer (such termination to be effective upon deemed receipt of that notice in accordance with clause 14.10) in case of any of the following:

(1)	where, in Twinstake’s reasonable opinion, the Customer has failed to comply with the provisions of clause 4.2 and/or has breached the warranty in clause 6.2(B);

(2)	in Twinstake’s reasonable opinion, continued access by the Customer and/or the Authorised Users would constitute a security risk to the Platform, Services and/or Twinstake’s other customers and users;

(C)	Customer at any time on written notice to Twinstake (such termination to be effective upon deemed receipt of that notice in accordance with clause 14.10) where in the Customer’s reasonable opinion, Twinstake has breached the warranties in clause 6.3.

9.4	The Customer acknowledges and agrees that, where it terminates this Agreement under clause 9.2 and later delegates Digital Assets into the Platform, such delegation shall be governed by a new agreement between Twinstake and the Customer that shall come into effect in accordance with the provisions of that agreement.

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10.	CONSEQUENCES OF TERMINATION

10.1	Consequences of Termination. On expiry or termination of this Agreement for any reason: (A) all rights granted to the Customer under this Agreement shall cease; and (B) the Customer shall promptly pay to Twinstake any fees that have accrued at the date of termination.

10.2	Accrued Rights. Termination or expiry of this Agreement for any reason shall not affect or prejudice: (A) any of the parties’ accrued or outstanding rights or obligations at the time of termination or expiry; (B) the provisions of this Agreement which expressly, or by their nature, survive termination or expiry, including clauses 1 (Definitions), 7 (Fees and Invoicing), 8 (Liability), 10 (Consequences of Termination), 12 (Confidentiality), and 14 (General Provisions).

10.3	Unbonding. If at the time that either party terminates this Agreement any Digital Assets are delegated by the Customer to Twinstake pursuant to the terms of this Agreement then the parties shall continue to be bound by the relevant terms of this Agreement until all of the Customer’s Digital Assets have been unbonded (as further detailed in clause 3.6) .

11.	SUSPENSION

11.1	Twinstake may suspend the Services or access to the Platform if: (A) Twinstake reasonably suspects that there has been any misuse of the Services or the Platform, or any breach of this Agreement; or (B) the Customer fails to pay any sums due to Twinstake following an Invoice Cure Period (except for fees that Customer is reasonably disputing in good faith). In relation to suspension under (B) above, the Services and access to the Platform will be restored after Twinstake receives payment in full and cleared funds. Service Fees that have accrued prior to such suspension shall remain payable during any period of suspension; provided however that, if Service Fees are being paid, then the Customer shall be entitled to the corresponding Customer Network Rewards.

12.	CONFIDENTIALITY

12.1	Subject to clause 12.2, each party shall: (A) use the other party’s Confidential Information solely as is necessary to perform its obligations under this Agreement, but not for any other purpose unless explicitly authorised herein; (B) treat the other party’s Confidential Information as confidential and protect such Confidential Information in the same manner that it protects the confidentiality of its own Confidential Information of like kind (but in no event using less than reasonable care); and (C) except where required by Law applicable to this Agreement or by order of a court of competent jurisdiction, not publish or otherwise disclose to any third party the other party’s Confidential Information without the owner’s prior written consent.

12.2	Twinstake may disclose Confidential Information to its third party providers, professional advisers, employees, agents, contractors, sub-contractors and Affiliates as required for the purposes of this Agreement and subject to each such person being subject to an obligation of confidentiality substantiality similar to clause 12.1.

13.	FORCE MAJEURE

13.1	Twinstake shall not be liable to the Customer for any delay, non-performance or degraded performance of Twinstake’s obligations under this Agreement arising from any cause beyond Twinstake’s reasonable control including any of the following: strikes, lock-outs or other industrial disputes, failure of a utility service or transport or telecommunications network, act of God, war, riot, civil commotion, malicious damage, compliance with any Law applicable to Twinstake or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, epidemic (except COVID-19), pandemic (except COVID- 19), disease, fire, flood, storm, defaults of suppliers or subcontractors or other acts of God (each a “Force Majeure Event”).

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14.	GENERAL PROVISIONS

14.1	Waiver. No failure or delay by either party to exercise or enforce any right or remedy under this Agreement shall constitute a waiver, or prejudice or restrict that party’s further right to exercise that, or any other, right or remedy.

14.2	Severability. If any provision of this Agreement is held to be invalid or unenforceable (in whole or in part) by any Law applicable to this Agreement or by the final determination of any court of competent jurisdiction, such invalidity or unenforceability shall not affect the other parts of that provision or the other provisions of this Agreement which shall remain in full force and effect.

14.3	Variation. This Agreement shall only be modified or amended by both parties agreement in writing.

14.4	Third Party Rights. This Agreement does not create or confer any right or benefit enforceable by any person not a party to it and, except as expressly provided hereunder, no person who is not a party to this Agreement will have any rights to benefit from or enforce the terms of this Agreement.

14.5	Costs. Save for any express provisions to the contrary contained elsewhere in this Agreement, each party shall bear its own costs in relation to the negotiation, preparation, execution and the carrying into effect of this Agreement.

14.6	Relationship of the Parties. Nothing in this Agreement shall be construed as constituting a partnership between the parties nor, except as expressly provided, shall it constitute, or be deemed to constitute, any party as the agent of the other party for any purpose. Subject to any express provisions to the contrary in this Agreement, neither party shall have the right or authority to and shall not act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation, whether express or implied, of any kind, on behalf of the other party, or bind the other party in any way.

14.7	Assignment. Neither party shall sub-contract, assign, transfer or novate its rights or obligations under this Agreement without the other party’s prior written consent (such consent not to be unreasonably withheld). Notwithstanding the foregoing, (A) Twinstake may, with the Customer’s prior written consent (not to be unreasonably withheld) subcontract its obligations under this Agreement; and (B) either party may assign this Agreement to an Affiliate or to any successor to the whole or part of its business (whether by sale of assets or equity, merger, consolidation or otherwise). This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties hereto.

14.8	Entire Agreement. This Agreement contains the whole agreement between Twinstake and the Customer relating to the subject matter of the Agreement and supersedes all prior agreements, arrangements and understandings between the parties relating to that subject matter. Each party acknowledges that in entering into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except as set out in this Agreement) made by or on behalf of any other party before the Effective Date.

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14.9	Media Releases. Neither party shall issue any media releases or make any public announcements or public disclosure relating to this Agreement or its subject matter unless mutually agreed by the parties. For the avoidance of doubt, this restriction does not apply to any announcement intended solely for internal distribution within the Customer or its Affiliates.

14.10	Notices. Any notice (which term shall in this clause include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it, shall be in writing in the English language. Any such notice shall be deemed to have been served at the time set out in Clause 14.10(A) hereunder if correctly addressed to the relevant party at the address specified in this Agreement or such other address or e-mail address as may be designated from time to time.

(A)	Any notice hereunder shall be deemed to have been served:

(i)	if hand delivered, at the time of delivery;

(ii)	if sent by electronic mail, at the time of receipt save that if such receipt occurs other than on a business day between 8.00am and 6.00pm in the place of receipt, it shall be deemed to have been served at 8.00am (local time) on the next business day in the place of receipt; or

(iii)	if sent by post, on the third business day after the date of despatch. For the purposes of this clause 14.10, “business day” shall mean a day on which banks are open for ordinary business both in the Cayman Island as well as in the state of New York.

(B)	Any notice given to any party under this Agreement shall be addressed as follows:

For Twinstake:

Name:	Twinstake Ltd.
For the attention of:	The Directors
Address:	c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1- 9008, Cayman Islands

Email address:	legal@twinstake.io

For the Customer:

For the attention of:	21Shares US LLC
c/o Legal/Compliance
Address:	477 Madison Avenue, 6th Floor
New York, NY 10022]
Email address:	legal@21shares.com

14.11	Governing Law and Jurisdiction. This Agreement (and all contractual and non-contractual obligations arising out of or in connection with this Agreement) shall be governed by and construed in accordance with New York law, without regard for the conflict of laws provisions thereof. The parties irrevocably agree that the courts of New York are to have exclusive jurisdiction to settle any dispute (whether relating to contractual or non-contractual obligations) which may arise out of or in connection with this Agreement.

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14.12	Interpretation. References to, or to any provision of, any treaty, legislation, statute, directive, regulation, judgment, decision, decree, order, instrument, by-law, or any other law of, or having effect in, any jurisdiction, shall be construed also as references to all other laws made under the law referred to, and to all such laws as amended, re-enacted, consolidated or replaced, or as their application is modified by other laws from time to time, and whether before or after the date of this Agreement. The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement. Any words following the terms “including”, “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

14.13	Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties. The list of Customers on Appendix 1 hereto may be amended, modified or supplemented by the parties from time to time and at any time, including to add or remove one or more Customers to or from Appendix 1, and the parties may agree to any such amendment, modification, addition or deletion to Appendix 1 in writing, including by exchange of electronic mails (e-mails).

IN WITNESS WHEREOF this Agreement has been duly executed the day and year first before written.

SIGNED by	Edward Noyons	)	/s/ Edward Noyons
for and on behalf of		)
TWINSTAKE LTD		)

SIGNED by	Andres Valencia		/s/ Andres Valencia
21Shares US LLC		)
as sponsor of		)
each Customer listed on Appendix 1)

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APPENDIX 1

Customer	Jurisdiction & Entity Type	Registration Number	Registered Office Address
21Shares Ethereum ETF	Delaware statutory trust	33-274364	477 Madison Avenue, 6th Floor, New York NY 10022
21Shares Solana ETF	Delaware statutory trust	33-280557	477 Madison Avenue, 6th Floor, New York NY 10022